Exhibit 10.1

AMENDMENT No. 11 TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 11 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of January 23, 2019, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (“Borrower”), the Guarantors party hereto, the lender party hereto (“Lender”) and BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Administrative Agent for Lender (in such capacity, “Administrative Agent”).

BACKGROUND

A.       Borrower, Administrative Agent, as successor to U.S. Bank National Association, and Lender, as successor to U.S. Bank National Association, JPMorgan Chase Bank, N.A., SunTrust Bank, and First Tennessee Bank, are parties to that certain Second Amended and Restated Credit Agreement dated as of June 25, 2015 (as amended, supplemented and modified from time to time, the “Credit Agreement”).

B.       The Events of Default set forth on Exhibit A attached hereto have occurred and are continuing under the Credit Agreement (the “Existing Events of Default”).

C.       Borrower has requested that Administrative Agent and Lender waive the Existing Events of Default and amend certain provisions of the Credit Agreement as set forth herein.

D.       Administrative Agent and Lender are willing to waive the Existing Events of Default and amend certain provisions of the Credit Agreement upon the terms and conditions set forth below.

E.       NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.              Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.              Amendments to the Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is amended as follows:

(a)           The definition of “Applicable Fee Rate” in Article I of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the Available Aggregate Revolving/Draw Commitment at such time, which rate shall equal 3.55%.

(b)           The definition of “Base Rate” in Article I of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Base Rate” means, for any day, a rate per annum equal to thirteen and one-half percent (13.5%).

(c)           The definition of “LC Issuer” in Article I of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“LC Issuer” means none.

(d)           Article I of the Credit Agreement is hereby amended to add the following defined term:

“Eleventh Amendment” shall mean Amendment No. 11 to Second Amended and Restated Credit Agreement dated as of January [__], 2019 among Borrower, Guarantors, Administrative Agent and Lender.

(e)           Notwithstanding anything set forth in Section 2.19 of the Credit Agreement or any other provision of the Credit Agreement, there shall be no obligation on the part of the LC Issuer, Administrative Agent, Lender or any other party to issue any Letters of Credit.

(f)            Notwithstanding anything set forth in the Credit Agreement to the contrary, (i) each Revolving Loan made after the Effective Date shall be a Base Rate Advance and (ii) all other outstanding Loans shall, on the last day of the then-current Interest Period applicable to each such Loan, be automatically converted into a Base Rate Loan.

(g)           Section 6.1(j) of the Credit Agreement is hereby amended to provide that (i) the Cash-Flow Forecast for the period starting the week ending January 25, 2019 to and including March 29, 2019, tendered by Borrower to and accepted by Administrative Agent and Lender prior to the Effective Date shall replace the previously delivered Cash-Flow Forecast in existence on the date of this Agreement, (ii) on or before each of the 1st and 15th day of each month for the period February 1, 2019, through and including May 1, 2019, Borrower shall provide to Administrative Agent and Lender an updated Cash-Flow Forecast and if Administrative Agent and Lender in their sole discretion shall approve such updated Cash-Flow Forecast, it shall replace and supersede the then existing Cash-Flow Forecast, (iii) on or before the third Business Day of each week, commencing January 30, 2019, Borrower shall provide to Administrative Agent (A) a line-by-line reconciliation of (1) the amounts of budgeted expenditures and receipts for the immediately preceding week as set forth in the Cash-Flow Forecast most recently delivered to and approved by Administrative Agent for such week and (2) the actual expenditures and receipts for such week (together with an explanation, in reasonable detail, of any material differences between the budgeted and actual amounts) and (B) a certification by the CSO, that such person has no reason to believe that such reconciliation is incorrect or misleading in any material respect, and (iv) on or before the second Business Day of each week commencing January 29, 2019, Borrower shall provide to Administrative Agent, a report on the prior weekly sales by customer, together with a comparison to budgeted sales for such period and a certification by the CEO or CSO that such person has no reason to believe that such reconciliation is incorrect or misleading in any material respect.

(h)           Section 6.21(f) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

(f) Borrower shall not permit total Net Cash Flow (as defined in the Cash-Flow Forecast) for any week in each cumulative period covered by the Cash Flow Forecast to be more than ten percent (10%) less than the projected cumulative Net Cash Flow as set forth in the Cash-Flow Forecast for each such period.

(i)            Section 9.11 of the Credit Agreement is hereby amended to add the following sentence at the end of such Section:

Notwithstanding the foregoing, Administrative Agent or Lender may provide to any of its lenders previously disclosed to Borrower, copies of all financial statements and other reports and all other notices of default, other notices, amendments, modifications, waivers, supplements and agreements delivered under or pursuant to any Loan Document relating to Borrower or any of its affiliates; provided, however, that prior to providing such documents and information Administrative Agent and Lender shall cause and such lender to execute and deliver to and in favor of Borrower and the Guarantors a written consent to which such lender shall be bound to the confidentiality and other provisions set forth in this Section 9.11.

(j)            Section 10.12 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Required Lenders may remove the Administrative Agent at any time by giving written notice to the Administrative Agent, the Lenders and the Borrower, such resignation or removal to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the notice of resignation or removal, as applicable. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the notice of resignation or removal, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

(k)           Notwithstanding anything contained in the Credit Agreement to the contrary, (i) payments of principal, interest and the Commitment Fee due and payable on the Term Loans and Draw Loans and payment of interest on the Revolving Loans otherwise due and payable on October 31, 2018, November 1, 2018, December 1, 2018, January 1, 2019 or at the end of the applicable Interest Period if not falling on such dates, and thereafter, shall instead be due and payable on the earlier of the occurrence of an Event of Default or May 1, 2019, (ii) the actual ending Revolving Loan balance for each week shall not exceed the projected amount of the ending Revolving Loan balance for such week set forth in the Cash-Flow Forecast, and (iii) Borrower shall use the proceeds of such Revolving Loans solely for the Borrower’s operating and other expenses set forth in the Cash-Flow Forecast.

(l)            Notwithstanding anything contained in the Credit Agreement to the contrary, Borrower agrees to, by not later than March 1, 2019, either provide Administrative Agent with a signed purchase agreement in form and content acceptable to Administrative Agent and Lender for the purchase of the equity or assets of Borrower in an amount sufficient to repay the outstanding Obligations in full or a fully executed firm binding commitment from an institutional lender, in form and substance acceptable to Administrative Agent and Lender, for replacement financing in an amount sufficient to repay all of Borrower’s Obligations to Administrative Agent and Lender in full. By not later than May 1, 2019, Borrower shall have closed on the sale of its equity or assets or refinancing and repaid the Obligations in full.

(m)          Notwithstanding anything contained in the Credit Agreement to the contrary, Borrower agrees to, by not later than January 25, 2019, provide Administrative Agent with a signed amendment to that certain engagement letter dated as of November 8, 2018 between Borrower and Deloitte Transactions and Business Analytics LLP, in form and content acceptable to Administrative Agent and Lender.

(n)           Notwithstanding anything contained in the Credit Agreement to the contrary, Borrower agrees to, by not later than January 25, 2019, provide Administrative Agent with a business plan for the fiscal year ending December 31, 2019, in form and content acceptable to Administrative Agent and Lender.

(o)           To the extent Borrower has cash on deposit in its domestic operating accounts (other than the account ending in 9314 maintained at U.S. Bank National Association (or any replacement account at another financial institution) to the extent that amounts in such account are allocated to pay obligations owed by Orchids Lessor SC, LLC to RDP 27 LLC and USBCDE Sub-CDE 146, LLC not to exceed $150,000) in excess of the sum of (i) $1,500,000 and (ii) the amount of all outstanding checks issued by Borrower which have not yet been honored or paid, as of the end of any given week ending on or after January 25, 2019, Borrower shall promptly pay such excess to Administrative Agent for application to the Obligations under the Revolving Loans.

(p)           The Revolving Commitment Column to Schedule 1 to the Credit Agreement is hereby amended to read as follows:

Lender Revolving Commitment

Orchids Investment LLC $51,903,846.00

Total Commitments $51,903,846.00

For the avoidance of doubt, (x) in no event shall the aggregate amount of Revolving Loans after the Effective Date of this Agreement exceed the Revolving Commitment set forth immediately above and (y) the actual ending Revolving Loan balance for each week shall not exceed the projected amount of the ending Revolving Loan balance for such week set forth in the Cash-Flow Forecast.

Section 3.              Representations and Warranties. To induce Administrative Agent and Lender to execute this Agreement, Borrower hereby represents and warrants to Administrative Agent and Lender as follows:

(a)           Authorization; No Conflict. Borrower is duly authorized to execute and deliver this Agreement. The execution, delivery and performance by Borrowers of this Agreement, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any other Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Loan Documents).

(b)           Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity (whether enforcement is sought by proceeding in equity or at law).

(c)           Continuation of Representations and Warranties. After giving effect to this Agreement, each of the representations and warranties of Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in material respects as of such earlier date).

(d)           No Event of Default. After giving effect to this Agreement, no Event of Default exists.

Section 4.              Conditions Precedent. This Agreement shall be effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “Effective Date”):

4.1           Execution and Delivery. Borrower, Guarantors, Administrative Agent and Lender shall have executed and delivered this Agreement.

4.2           No Events of Default. No Event of Default under the Credit Agreement (other than the Existing Events of Default) shall have occurred and be continuing or will result from the consummation of the transactions contemplated by this Agreement.

4.3           Representations and Warranties. The representations and warranties set forth in Section 3 hereof are true and correct.

4.4           Organizational Documents. Administrative Agent shall have received such customary documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of Borrower and the authorization of the transactions contemplated by this Agreement.

4.5           Payment of Fees and Attorney Costs. Borrower shall have paid to Administrative Agent all reasonable out-of-pocket costs and expenses of Administrative Agent and Lender (including legal fees, auditor fees, and consultant fees) in connection with the negotiation, documentation and closing of this Agreement.

Section 5.              Fees. In consideration for Administrative Agent entering into this Agreement, Borrower agrees to pay to Administrative Agent, for its own benefit, a fee in the amount of $25,000, which fee shall be non-refundable and fully earned on the Effective Date of this Agreement, and shall be due and payable, along with the Amendment Fee (as defined in the Eighth Amendment), Amendment Commitment Fee (as defined in the Ninth Amendment) and the amendment fees under the Tenth Amendment on the earliest of (i) May 1, 2019, (ii) occurrence of an Event of Default, or (iii) sale of all or substantially all of Borrower’s Assets or equity interests or refinancing of the Obligations. In consideration for Lender entering into this Agreement, Borrower agrees to pay to Administrative Agent, for the benefit of the Lender, an amendment fee in an amount equal to one percent (1%) of the outstanding amount of the Loans as of the Effective Date, which fee shall be non-refundable and fully earned on the Effective Date of this Agreement, and shall be added to the outstanding principal amount of the Term Loan. Such fee shall be deemed for all purposed to be principal of the term Loan and interest shall begin to accrue on such amount immediately.

Section 6.              Waiver. As of the Effective Date, Administrative Agent and Lender waive the Existing Events of Default. The waiver contained herein does not apply to any other Default or Event of Default, other than the Existing Events of Default, which may now or hereafter exist under the Credit Agreement or the other Loan Documents. No consent or waiver, express or implied, by Administrative Agent and Lender to or for any breach of or deviation from any covenant, condition or duty by Borrower or any Guarantor, including the waiver of the Existing Events of Default, shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty set forth in the Credit Agreement or the other Loan Documents. Administrative Agent’s and Lender’s waiver contained herein does not constitute a course of dealing nor does it constitute a course of conduct.

Section 7.               Miscellaneous.

7.1           Effect of Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent or Lender under the Credit Agreement or any other Loan Document, or constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein, and Borrower and each Guarantor hereby fully confirms, affirms and ratifies each Loan Document to which it is a party. Except as specifically modified hereby, the Credit Agreement and the other Loan Documents remain in full force and effect.

7.2           Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Agreement by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Agreement.

7.3           Costs and Expenses. Borrower shall pay all invoices of Administrative Agent’s and Lender’s auditors, financial consultants and any legal counsel of Administrative Agent and Lender within five days of written request.

7.4           Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

7.5           Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

7.6           Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

7.7           References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require. Reference in any of this Agreement, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

7.8           Waiver of Claims and Defenses. By execution of this Agreement, Borrower and each Guarantor acknowledges and confirms that it does not have any offsets, defenses or claims arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against Administrative Agent, Lender, or any of their subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted. The Borrower and Guarantors, for and on behalf of themselves and their legal representatives, successors and assigns, do waive, release, relinquish and forever discharge Administrative Agent and Lender, its parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower or the Guarantors, or their legal representatives, successors or assigns, ever had or now have or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Loan Documents, the administration of the Loan Documents, the negotiations relating to this Agreement and the other Loan Documents executed in connection with this Agreement and any other instruments and agreements executed by the Borrower or any Guarantor in connection with the Loan Documents or this Agreement, arising on or before the date hereof (collectively, “Claims”).  The Borrower and each Guarantor acknowledges that they are aware that they may discover facts different from or in addition to those they now know or believe to be true with respect to the Claims, and agree that the release contained in this Agreement is and will remain in effect in all respects as a complete and general release as to all matters released in this Agreement, notwithstanding any such different or additional facts.  The Borrower and each Guarantor agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section. Borrower and each Guarantor acknowledges and agrees that Administrative Agent and Lender have fully and timely performed all of their respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

7.9           Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	President and Chief Executive Officer

GUARANTORS:

ORCHIDS MEXICO (DE) HOLDINGS, LLC

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	President and Chief Executive Officer

ORCHIDS MEXICO (DE) MEMBER, LLC

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	President and Chief Executive Officer

ORCHID PAPER PRODUCTS COMPANY OF SOUTH CAROLINA

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	President and Chief Executive Officer

OPP ACQUISITION MEXICO, S. de. R.L.de C.V.

By:	/s/ Jeffrey S. Schoen
Name:	Jeffrey S. Schoen
Title:	President and Chief Executive Officer

ADMINISTRATIVE AGENT:

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Administrative Agent

By:	/s/ Hugo H. Gravenhorst
Name:	Hugo H. Gravenhorst
Title:	Managing Director

LENDER:

ORCHIDS INVESTMENT LLC, as Lender

By:	/s/ Leslie A. Meyer
Name:	Leslie A. Meyer
Title:	President

Exhibit A

Events of Default have occurred and are continuing under the Credit Agreement arising from Borrower’s breach of Article VII of the Credit Agreement due to (i) the failure of Borrower to make payments of principal, interest and the Commitment Fee due and payable on the Term Loans and Draw Loans and payment of interest on the Revolving Loans otherwise due and payable on October 31, 2018, November 1, 2018, December 1, 2018, January 1, 2019, or at the end of the applicable Interest Period if not falling on such dates; (ii) the failure to pay other fees due under the Credit Agreement, including amendment fees due under the Eighth Amendment, the Ninth Amendment and the Tenth Amendment on or before December 31, 2018; and (iii) the failure to by not later than December 14, 2018, either provide Administrative Agent with a signed purchase agreement in form and content acceptable to Administrative Agent and Lenders for the purchase of the equity or assets of Borrower in an amount sufficient to repay the outstanding Obligations in full or a fully executed firm binding commitment from an institutional lender, in form and substance acceptable to Administrative Agent and Lenders, for replacement financing in an amount sufficient to repay all of Borrower’s Obligations to Administrative Agent and Lenders in full, and by not later than December 31, 2018, closed on the sale of its equity or assets or refinancing and repaid the Obligations in full.